Exhibit 5.2

July 26, 2004

Paul J. Pollock paul.pollock@kmzr.com 212.940.8555 212.894.5511 fax

Grand Toys International Limited
Room UG202, Floor UG2
Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong

Re:	Grand Toys International Limited
Registration on Form F-4

Ladies and Gentlemen:

     We refer to the Registration Statement on Form F-4 and Amendment No. 3 thereto (the “Registration Statement”) (File No. 333-114220) filed by Grand Toys International Limited, a private limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the Company’s issuance of 11,401,851 American Depositary Shares (the “ADSs”) evidenced by American Depositary Receipts (the “ADRs”) pursuant to (i) the Amended and Restated Agreement and Plan of Merger, dated as of June 30, 2004 (the “Merger Agreement”), between the Company, Grand Toys International, Inc. (“Grand US”) and GTI Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company (“GTI”), under which GTI will be merged into Grand US and under which each share of Grand US Common Stock will be converted into the right to receive one ADS of the Company and be represented by one ADR of the Company and (ii) the Subscription and Exchange Agreement, dated November 14, 2003, as amended by Amendment No. 1 to the Subscription and Exchange Agreement dated March 19, 2004, Amendment No. 2 to the Subscription and Exchange Agreement dated March 31, 2004, Amendment No. 3 to the Subscription and Exchange Agreement dated May 31, 2004 and Amendment No. 4 to the Subscription and Exchange Agreement dated July 26, 2004, by and among Grand US, the Company and Centralink Investments Limited (the “Exchange Agreement” and together with the Merger Agreement, the “Agreements”). The Grand HK ADSs represent beneficial ownership of an equivalent number

Grand Toys
July 26, 2004

of ordinary shares, with nominal par value of HK$1 per share, of the Company (the “Ordinary Shares”). As used herein, “Securities” means the ADSs, the ADRs and the Ordinary Shares.

     For purposes of the opinions hereinafter set forth, we have reviewed the Agreements and the form of Deposit Agreement (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary (the “Depositary”), and the holders from time to time of the ADSs which is included as an exhibit to the Company’s Form F-6 Registration Statement filed with the Securities and Exchange Commission on April 15, 2004 (the “Form F-6”). We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. Insofar as such opinions involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.

     In making the examinations described above, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

     1. The Deposit Agreement in the form attached as an Exhibit to the Form F-6, assuming due authorization, execution and delivery by the Depositary, when executed by the Company, shall constitute a legal, valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     2. When (i) the Registration Statement becomes effective and (ii) the Agreements are consummated in accordance with their terms, upon issuance by the Depositary of the ADRs evidencing the ADSs, against the deposit of the validly issued, fully-paid and non-assessable Ordinary Shares in accordance with the provisions of the Deposit Agreement, the ADRs will be duly and validly issued and the persons in whose names such ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

Grand Toys
July 26, 2004

     Our opinions set forth herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of New York, and we express no opinion with respect to the laws of any other country, state or jurisdiction. To the extent that the foregoing opinions relate to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, including, without limitation, the due authorization, execution and delivery by the Company of the Deposit Agreement, we have relied on the opinion of J. Chan, Yip, So & Partners filed as Exhibit 5.1 to the Registration Statement.

     This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Act. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

KATTEN MUCHIN ZAVIS ROSENMAN

By:	/s/ Paul J. Pollock

A Partner

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